UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014

CELLULAR BIOMEDICINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-52282	86-1032927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 University Avenue, #17 Palo Alto, California	94301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (650) 566-5064

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities.

Item 2.06    Material Impairments

On June 23, 2014, the board of directors of Cellular Biomedicine Group, Inc. (the “Company”) decided to discontinue the Company’s legacy consulting business segment and to focus the Company’s operations exclusively on its biomedicine business, acquired in February 2013.  The decision resulted from a comprehensive review of the Company’s long-term business strategy. The Company expects to classify the consulting business as discontinued operations and to record in the second quarter of 2014 (i) a one-time charge of approximately $852,000 in severance costs and related taxes and (ii) impairment for goodwill of approximately $3.3 million relating to the consulting business.  Additionally, approximately $20,000 in medical benefits to be paid to employees affiliated with the consulting business is expected to be recorded in the third quarter of 2014.

On June 30, 2014, the Company issued a press release announcing these actions.  A copy of the press release is attached hereto as Exhibit 99.1.

In this Current Report on Form 8-K (this "Current Report"), the Company discusses and makes statements based on currently available information regarding its intentions, beliefs, current expectations and projections regarding the Company's future operations and performance, including with respect to severance and employee-related cash charges and impairment charges. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in the Company's future performance. For more information regarding the risks and uncertainties of the Company's business, see "Risk Factors" in the Company's Form 10-K filed with the Securities and Exchange Commission ("SEC") on April 15, 2014 as well as other reports filed by the Company with the SEC from time to time. The Company assumes no obligation to update this Current Report or the information contained herein, except as required by law.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

99.1           Press Release, dated June 30, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellular Biomedicine Group, Inc.

Date: July 31, 2014	By:	/s/ Bizuo (Tony) Liu
Bizuo (Tony) Liu Chief Financial Officer